Exhibit 99.1

Genius Brands International

First Quarter 2017 Financial Results and Business Update

May 16, 2017 - 11:00 AM

Confirmation #13662804

Operator: Greetings and welcome to Genius Brands International, first quarter 2017 Financial Results Conference Call.

At this time all participants are in a listen only mode. A question answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press star zero on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to turn the conference over to your host, Mr. Michael J. Porter, President of Porter Levay & Rose. Thank you. You may begin.

Mr. Michael J. Porter: Good morning. Thank you Rob. Good morning ladies and gentlemen and thank you for joining the Genius Brands International, first quarter 2017 earnings conference call.

Before we will begin I will read the Safe Harbor statement. “Certain statements in this conference call constitute forward looking statements within the meeting of the Federal Security Laws. Words such as may, might, will, should, believe, expect, anticipate, estimate, continue, predict, forecast, project, plan, and can, or similar expressions or statements regarding the intent belief, occurring expectations are forward looking statement.

While the company believes these forward looking statements are reasonable undo reliance should not be placed on any such forward looking statements which are based on information available to us as of the day of this call. The forward looking statements are based on current estimates and assumptions and are subject to various risks and uncertainty, including without limitations those set forth in the company's filings with the FCC Commission.

The FCC, not limited to risk factors relating to the patented business contained therein. Thus actual results could be material different. The company expressed disclaim any obligation to update or alter statements whether as a result of new information further or otherwise except as required by law.

It is now my pleasure to turn the call over to Andy Heyward, Chairman and CEO of Genius Brands International. Good morning Andy. Go ahead.

Mr. Andy Heyward: Good morning Michael. Thank you. Good morning everyone. I’m Andy Heyward, Chairman and CEO of Genius Brands International.

Yesterday we released our first quarter of 2017 financial results. I'm excited to discuss them today and provide a further business update to you all, as well as give some guidance towards revenue for the full year.

I'm going to talk first about the business highlights and then the operational highlights, after which I'll provide some color on the revenues we are expecting this year. I should add that is something Genius has never done before because our business heretofore had been in an early investment stage while we built up our catalog of brands. Only at this time now do we have adequate visibility to be confident to provide that revenue guidance and we look forward to continuing that on an ongoing basis. We're excited about the growth of the company and I'm confident the revenues this year will show the reason for that excitement.

Let's talk first about the business highlights of the quarter. Our deferred revenue continues to increase with a total balance of $4.8 million as of March 31, 2017. This represents a 55% increase over the previous quarter, the December 31, 2017 balance and an over 400% increase over the December 31, 2015 balance. Our working capital increased by over $4 million from the December 31, 2017 to March 31, 2017 to nearly $3.7 million.

We have four animated series currently in development and production to be delivered throughout 2017 and 2018, as we aggressively expand our children's catalog, the backbone of an entertainment organization. To date nearly $3.5 million has been invested in the development and production of this animated content.

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In addition the first quarter of 2017 was very important not only because we continued to make investments in our brands but as we completed two significant transactions to strengthen our balance sheet. The first transaction came about through our growing an important relationship with Sony Pictures. In January of 2017 we completed a transaction with Sony Pictures Home Entertainment, as well as one of its sister companies, which was both operational and corporate significance to Genius.

Sony Pictures Home Entertainment is now not only our global distributor of home entertainment rights but also a shareholder in the company. Concurrent with this transaction the $1,489,000 liability with one of Sony Pictures sister companies was extinguished, which improves our balance sheet, specifically our working capital position.

Conversations with Sony are occurring now and we expect to complete shortly and will permit us to characterize a portion of the home entertainment rights which they have acquired in a manner of which we expect will permit us to recognize that as actual revenue, we believe this year.

The second, in February 2017 we executed a corporate transaction which has strengthened our balance sheet, improving our cash balances and working capital. Specifically we entered into a transaction with the holders of certain warrants by which these holders exercised their warrants for cash receiving common shares as well as additional warrants. The company received over $3.8 million in gross proceeds from the transaction.

I'd be remiss if I didn't mention that some people have asked me why the Genius Brand’s stock price has declined over the last two weeks. The warrants became free, unrestricted last week which stimulated selling and taking of profits. I share this as several of our investors have told me they saw that as a buying opportunity and are increasing their positions. We believe that as the selling is complete the stock will return to its growing trend and beyond.

The fundamentals of the company are strong. The catalog is growing. The channel is growing. Brands are coming into the marketplace. The pipeline is robust. There's cash in the company. Our assets are precious and coveted.

On the operational highlights our investment in animated content increased by nearly $1 million during the first quarter. The majority of these expenses were for the production of Llama Llama, which is being produced for Netflix. We've begun post production on the series which means the animation is being completed. We are doing music and sound effects, dialogue editing, as we mix and format the programs. The programs will be dubbed in 22 languages and broadcast and distributed all over the world. We're confident that we will be delivering the series to Netflix on time during the fourth quarter.

This is so important because once the series is delivered to Netflix we’ll be able to recognize the full license fee the for the series as revenue. While we cannot disclose the exact license fee because of confidentiality clauses from Netflix, the fees are very significant. The production budget of several million dollars and we expect to recognize it all this year.

It also means that we've created a multimillion dollar evergreen property that will live forever producing income for years to come. Imagine if we were so fortunate to have Llama Llama become like a Tom and Jerry or a Flintstones or a Smurfs or a Scooby Doo, many of those which I worked on, all of them are timeless cartoons that continue to be pumping oil wells.

I want to underscore a few things. Llama Llama is among the most popular series of children's books in the world. It's already known and loved by millions of kids and their parents. This marquee value and pre-sold awareness is equity in the brand. As we bring a variety of retail products based on Llama Llama in the marketplace to complement the show that awareness is a very strong factor which predisposes towards product sales. And every single product sold Genius earns royalty income from.

The second operational highlight of the quarter is the continued development of Rainbow Rangers. During the quarter we've had the pleasure to announce two key relationships. The Fisher Price Toys unit of Mattel, the largest toy company in the world, has signed on as our master toy partner. And Viacom’s preschool channel, Nick Jr., has licensed the domestic broadcast rights.

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Similar to the strength of our corporate partners we have a very strong creative team associated with Rainbow Rangers, including Rob Minkoff, the director of Disney's Lion King. Shane Morris, the co-writer of Disney's Frozen and Elise Allen, the Emmy nominated writer currently writing for Disney Channel's Lion King spin off, the Lion Guard.

Since we announced both Mattel for toys and Nickelodeon for broadcast we've negotiated deals in several additional categories for Rainbow Rangers products with some of the largest advances and guarantees made to any products in the company's history.

The annual licensing trade-show takes place in Las Vegas next week and we have appointments with virtually every category of licensee and we expect to leave with Rainbow Rangers fully licensed across all the main categories of product. Again, what does that mean? It means that with every single item sold in whatever category we're talking about backpacks, sleepwears, school supplies, music, publishing, apparel, Genius earns royalty income, thus revenues.

As we've said many times before we believe deferred revenue is one of the key accounts in the financial statement of any content company such as Genius Brands because it reflects activity around the brand's. Deferred revenue highlights deal flow or monies we've collected or can immediately collect that per gap are not yet able to be recognized as revenue until the programs are actually delivered and available for broadcast.

You will note that the deferred revenue increased to $4.8 million as of March 31, 2017, representing a 55% increase over the December 13, 2016 balance, as I said, and over a 400% increase over the December 31, 2015 balance.

The transactions with Mattel and Nick Jr. and our additional licensees being signed up right now as well as for other shows beyond Rainbow Rangers in addition to the deepening relationship we have with Sony, is going to compose the majority of the new deferred revenue increases going forward this year. As our shows are delivered and we meet revenue recognition criteria the deferred revenues become actual revenues.

Let me do a quick overview of content that’s in production and development. I’ve spoken about Llama Llama. It’s in production for 15 half hour animated episodes season one. That's 30, eleven minute segments. They will premier on Netflix in 2017 as a Netflix Original. Very prestigious status for their programs.

Llama Llamas’ production team includes Saul Blinkoff, who was director of Doc McStuffins. The Emmy winning head writer and show-runner, Joe Purdy. Art director Ruben Aquino, who designed every major Disney character from Little Mermaid right through to Lion King and Frozen. Emmy winning producer Jane Startz and if I can add myself as well, Emmy winning producer.

It's based on a New York Times number one best selling children's book of the same name. The animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Every episode is structured around a childhood milestone coupled with a life lesson learned by Llama Llama and his friends. The series are told with humor, with vitality, with understanding. The global licensing program was unveiled last June at the licensing expo and continues to grow and ultimately continues in concert with the show's broadcast on Netflix.

Okay. Space Pop. Space Pop is a music and fashion driven animated property that's garnered over 15 million views and 52 thousand subscribers since we launched it May 2016. With one 108, three minute webisodes in production, 85 of them already are in distribution.

Again, we have a really best in class development and production team on board, including Steve Banks, who was head writer of Sponge Bob Square Pants, huge success. Hon Lee, who has done very successful character designs for Pink Fizz and Bobby Jack, multiple Grammy Award winning producer a music veteran Ron Fair, who's doing all of the--many of the original songs. He's produced Fergie. He’s produced Mary J. Blige, the Black Eyed Peas, the Pussycat Dolls, Christina Aquiera, tons of big, big hits and successes.

The singer/songwriter on these songs, Stephanie Fair, who was a founding member of Wild Orchid with Fergie, for the original Space Pop theme music. And then another veteran music producer, John Leffler, who produced all of the Kids Bop songs and the Pokémon music for original songs.

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Our promotional partners are Six Flags, Dipn’ Dots, Camplified. We’ve collaborated with licensing partners throughout North America. They range from Taste Beauty, which does beauty and bath products, Bare Tree Media, which does emoticons, Canal Toys, which does craft and activity kits, Yaoi Group, which does confections, GIA Apparel, which does apparel, Sony Pictures Entertainment, of course, which the home entertainment.

And the Space Pop products, which range from apparel and accessories to beauty and cosmetics and candy and books and music, they became available at select Claire’s and Kohl's first in October of 2016 and then we launched the Space Pop brand at Toys R Us in December. We had a dedicated feature Space Pop merchandising. Over 20 different items from our various licensees, creating the ultimate Space Pop destination at Toys R Us.

The top performing items from this section are going to carry forward to 2017 within the appropriate departments and the retail program is expanding to include Target and Calendar Club this year. So the takeaway is that Space Pop was launched in 2016. It continues to grow. It's going into 2017. We have more licensees. With have more skews and we have additional retail with Target and Calendar Club joining as well.

Rainbow Rangers, I spoke about a little earlier. It’s from a stellar team, Shane Morris, the co-writer of Frozen, Rob Minkoff, the director of Lion King.

Rainbow Rangers is about the adventures of seven heroic girls from a land called Kaleidoscopia. It's a magical land on the other side of the rainbow. The Rangers serves as Earth's first guardians and first responders. When danger arrives these seven girls ride a rainbow across the sky and they land where they're needed most. We are going to be doing 52, eleven minute episodes. It's a mission based action adventure series. It's scheduled to air on the Nick’s preschool channel, Nick Jr.

In addition in February 2017 we announced we've partnered with Mattel's Fisher Price toys, as I said earlier, as the master toy partner for the new series. They’re currently amidst to development of a broad line of figures, play-sets, vehicles and accessories. There's a huge enthusiasm going on inside Mattel for this property. I spent a full day with the entire Mattel team/Fisher Price team, in New York last week where we were exposed to all of the work that they're doing developing this and I must say it's going to be spectacular.

We believe that 2017 is off to a strong start. It’s highlighted by the operational and corporate achievements and transactions during the quarter. Llama Llama is on track for its fourth quarter delivery which we anticipate will generate several million dollars, a substantial revenue in the fourth quarter of 2017.

Rainbow Rangers has drawn and we believe will continue to draw the attention of licensees and content distributors worldwide, which should mean increasing deferred revenue balances through the rest of the year and recognizable revenues we anticipate for 2017.

The annual licensing show, as I said, is next week in Las Vegas. Our calendars are full. Our brands are coveted. We've got meetings in all categories. This is the first year in our company since the merger with Genius that we will be showing substantial revenues. We look forward to that continuing and growing as our pipeline brings more brands to the market and the assets and their ability to continue generating revenue.

Now I will be happy to take any questions.

Operator: Thank you. At this time we’ll be conducting a question and answer session. If you'd like to ask a question please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you’d like to remove your question from the queue. For our participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

As a reminder if you'd like to ask a question please press star one on your telephone keypad. One moment please while we poll for questions.

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Our first question comes from Joseph Delahoussaye, a private investor. Please proceed with your question.

Mr. Joseph Delahoussaye: Yeah, hi Andy. Thanks for taking my call.

A couple questions. First one is can you give us a status update on the Kid Genius Comcast Channel and specifically talk about any monetization efforts from that and when we may begin to see some advertising revenues flow in from that initiative? It's been 18 months now and I guess to the best of my knowledge I don't know that we received any advertising royalty or advertising revenue from that yet.

Mr. Andy Heyward: Yes. Let me give you a quick update. As you know we started the channel with Comcast. It's very difficult to get new channels today, almost impossible. We went to Comcast in a period where there was a lot of cord cutting going on in the cable industry and people moving to over the top options. We went to Comcast and we presented the idea to them of having a channel that focused on what we call content with a purpose, which had enrichment as well as entertainment attached to it.

And the thesis being that in an environment of cord cutting they need to offer something that is more appealing to the parents and the caregivers of the kids as opposed to something where the kids are just watching content that is empty calories, if you will. We had original brands that started with Warren Buffett’s Secret Millionaires Club, Thomas Edison's Secret Lab and things of that sort where they learned lessons in financial literacy or they learned things about science or whatever.

The premise of the channel was further enriched with having a smaller commercial load. Normally you'll find six minutes for half hour of commercials available on children's television. We said we will not over-commercialize it we’ll try and keep it to no more than four minutes per half hour.

It was very well received and we got a contract with Comcast and they continue to be very enthusiastic. The viewership continues to grow. We are acquiring more and more product for the channel and we're increasing distribution of the channel. We also, we’re in approximately 50 million US, TV households today and we believe we will be at 80 million US, TV households by year end. There are only four other channels that I'm aware of that are fully distributed to kids that could reach that kind of coverage.

That means we’ll be able to reach three out of every four kids in America. Of course there's the Walt Disney Company owns the Disney Channel. Viacom owns Nickelodeon. Time Warner owns Cartoon Channel and Universal has a product for toddlers called Sprout, which they're currently repurposing and will be able to reach all kids shortly. That's a very thin air environment. The channels are very valuable. When they do trade they trade for very large sums of money.

Our advertising just began in the last quarter. It takes a while to first to build up an audience, to engage the advertisers and tell them that this is the place they need to be at, but we've started selling advertising. I don't have all of the companies in front of me, but I know General Mills is one of them that we began with. There are others and there will continue to be others.

We had a very nice note that we received from a gentleman named Shelly Hirsch, who is CEO of the largest kids' media buying service in the country called Beacon Media, and the thrust of it was the importance of having another outlet available for them now to be able to buy children's content against. And we think that we're going to start seeing material and meaningful advertising revenues coming forth in this year and we look forward to that.

We also think that having the combination of the over the top distribution which we have as well as the cable distribution is going to put us in a very powerful circumstance. We are now on Apple TV, Samsung TV, Roku. You can find the Kid Genius Cartoon Channel on all of them as well as on the cable systems.

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Mr. Joseph Delahoussaye: Okay, great. Thanks for the comprehensive update. And when you say material and I believe you said meaningful revenue in 2017, would that be on the order of like low seven figure type of quarterly revenue figures from advertising from the Kid Genius Channel?

Mr. Andy Heyward: I can't say that now because I don't know and I don't have that stuff in front of me. I will add one other thing, that the person who is running the channel is meeting with everybody and getting very favorable responses from everybody. If we were in a position to take 1% market share and we expect we’ll do more than 1% market share, that will make the channel very, very valuable. There’s just as I said, there's only four other products out there that have this kind of distribution.

I also want to point out that the executive chairman of the channel is a woman by the name of Margaret Loesch and she is recognized as the Dean of Children's Broadcasters. She has been either president or founding chairman of a number of channels that have been very, very successful over the years. Most recently, I'm going to say, the Fox Kids Network, which she started basically with an idea and a business plan and nothing more and it was sold three years later to the Walt Disney Company for $5.4 billion.

I'm not suggesting we're going to sell our channel for a number of that magnitude, but the people that are on this channel and working on it are proven people. They play to win. They've been to the promised land.

Mr. Joseph Delahoussaye: Okay, well that’s good to hear.

My second question had to do with I guess the licensing and royalties, specifically as it relates to Space Pop. Around the holiday season I recognized that I guess the holiday season we received royalties like one quarter in arrears so you know the March quarter should have been paying, I guess, most if not all of the holiday royalties from Space Pop merchandising. And just looking at the 10Q I see licensing for the March quarter was one $153,000 for this year versus last year at $148,000. Can you just maybe, I guess, elaborate on those figures and maybe why if this is the first full season of Space Pop merchandise, maybe why those numbers are pretty similar on a year over year case?

Mr. Andy Heyward: Yeah. Well first of all Space Pop is an entertainment property and you can't recognize revenue until the property is delivered and available for broadcast. We had 108 episodes that we are producing in Space Pop. We haven't even delivered the 108 yet. We've delivered what, 80-ish of them. Until those are fully delivered we can’t recognize the revenues on Space Pop. So what we have is some advances and the advances are earning out from the first year. The important thing is that the product is all on shelves still and it's selling and it's continuing to sell.

The brand is growing and most new brands that launch that doesn't happen. Most new brands don't succeed. The fact that Space Pop is now going into its second year it's going to have much more, as I said, it's going to have additional skews. It's going to have additional licensees and it's going to have additional distribution at retail. All of that is going to bode very, very strongly for its performance this year.

It's not a water faucet. You don't just turn it on and all of a sudden everything is flying off the shelf. It doesn't work that way. Retailers are very conservative with the amount of products that they put on shelf in season and it's basically a vehicle from which to grow the brand into its next year.

Mr. Joseph Delahoussaye: Well, maybe I wasn't clear on my question or maybe I'm misunderstanding something, but any merchandise sales, license arrangements, that tie to retail merchandise or would be included in the licensing and royalties line on the income statement correct?

Mr. Andy Heyward: I believe so. I'm going to have to double check that. I’ll put you in touch with our CFO and she can, you know, tell you precisely how all of those are handled.

Mr. Joseph Delahoussaye: Okay. I’ll look forward to touching base with her.

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Final question, the production costs in the quarter obviously were a little higher than historically due to the production of the three properties mentioned, Space Pop, Rainbow Rangers and Llama Llama. Over the next few quarters would you anticipate our production costs running about the same level or more or less? How should we view that specifically as that relates to cash concerns?

I know there was a warrant conversion and additional warrant terms and I’m just wondering if, you know, managing cash in a rising production costs us sort of a time of our corporate history there?

Mr. Andy Heyward: Yeah. If Llama Llama is renewed into a second season and we're hopeful it will, it's got a tremendous amount of support inside Netflix and they don't categorize most of their programs they acquire as Netflix Originals, this is a Netflix Original, it’s the same category that programs like House of Cards goes into, then it'll go forward into a second season.

The beauty of Netflix is that they pay very, very significant license fees. So they'll be a lot of money spent and that's good if the money is spent on that show. We are able to get it financed through the Netflix license fees itself. Yeah, we anticipate to keep these levels high. That's a positive and we look forward to doing that.

Mr. Joseph Delahoussaye: Yeah. Okay. Okay. Well good luck going forward, Andy. Thank you.

Mr. Andy Heyward: Thank you Joey.

Operator: Our next question comes from Jim McIlree with Chardan Capital. Please proceed with your question.

Mr. Jim McIlree: Yeah. Thank you and good morning.

Andy, can you tell us what properties are in the deferred revenue? I mean obviously Llama Llama is in there, but what else is in the deferred revenue account right now?

Mr. Andy Heyward: Rainbow Rangers will be in there of course and anything that has not yet been fully delivered. I think that's probably a question that's is an accounting and how these things are characterized, that's probably best done through Rebecca Hershinger, our CFO.

Mr. Jim McIlree: Okay. And have you indicated how much--

Mr. Andy Heyward: --And I encourage you to be in touch with her directly, Jim.

Mr. Jim McIlree: Okay. And have you, have has the company stated publicly what Rainbow Rangers is, that total production costs will be for the first season?

Mr. Andy Heyward: No, we haven't stated that. It will be 52, eleven minute episodes. And I think, you know, it's reasonably common knowledge, you know, the range of what these programs cost. But no, we haven't stated that and we won’t. How we produce and how we finance these shows, many aspects of that are trade secrets and that our competitors would love to know if we don't get into that.

Mr. Jim McIlree: And the expected--do you have a precise expected delivery date or is it still just sometime in 2018?

Mr. Andy Heyward: I can't tell you the exact delivery date. We are expecting it to be in fourth quarter 2018. Pre-production has already begun. The pilot script is written. All of the designs are done. We have to get it out in 2018. This is already becoming like the Normandy Invasion, you've got Nick is planning on it then for their schedule. Mattel is planning on it. Fisher Price for their schedule. As I said, we've signed up a number of licensees already and we will have many more by the end of licensing show at the end of next week.

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Mr. Jim McIlree: Okay. Very good. Thank you.

Mr. Andy Heyward: Thank you Jim.

Operator: As a reminder if you'd like to ask a question please press star one on your telephone keypad. One moment please while we poll for questions.

Our next question comes from Ishfaque Faruk, with West Park Capital. Please proceed with your question.

Mr. Ishfaque Faruk: Hi Good morning Andy.

A couple of quick questions. One on the deferred revenue side. Most of your deferred revenues are earmarked for the long term. So like do you not like expect to recognize most of your revenues until like early 2018?

Mr. Andy Heyward: Again, that's a question better suited for Rebecca Hershinger and I encourage you to be in touch with her directly. But I can say that it depends on every specific program. When the programs are delivered and available to be broadcast they tend to meet the revenue recognition criteria and each one has is its own case.

Mr. Ishfaque Faruk: All right. Okay, a couple of questions for like your--with respect to your current content plan that is already out is it like not doing that well? Because like now the revenues that you’ve been recognizing are like pretty minimal. Has it not been like getting a lot of licensing fees?

Mr. Andy Heyward: I'm not sure which ones you're talking about.

Mr. Ishfaque Faruk: The ones that are already out.

Mr. Andy Heyward: Well--

Mr. Ishfaque Faruk: --They’re already released.

Mr. Andy Heyward: Okay. So let's talk about Secret Millionaires Club and let's talk about Thomas Edison’s Secret Lab. Those are both out right now.

Secret Millionaires Club was produced--from the day it was produced it was made at a profit. We had a license fee for the production and everything we do with that going forward is going to and continues to be money that will drop to the bottom line. It's not what I would call the possibility of becoming a billion dollar brand. I would never suggest that. Secret Millionaires Club is something that brought cachet and helps to establish a positioning of content with a purpose and the type of programming that is enriching in its nature, but it's not a kind of programming that is going to have all kinds of products associated with it.

Having said the above, we continue to develop products and we just came back from the annual Berkshire Hathaway shareholders meeting. And at that shareholders meeting Genius Brands was the only company in the entire portfolio of Berkshire Hathaway that was invited to exhibit on the exhibition floor. That means we were there alongside Coca-Cola, Net Jets, Geico. Johns Manville, the Railroad, See’s Candies, Campbell's Soup, all of them.

And what were we exhibiting? We had a talking doll of Warren Buffett. Now, I can't tell you if this doll is going to be a breakout character or not, but sometimes when you have one of these things they can explode like a Tickle Me Elmo. Well this was a character in many regards not unlike a Tickle Me Elmo. It's a plush doll with a sound chip inside and the sound chip would speak. All you do is you shake the hand of Warren Buffett.

We sold these dolls at the event nonstop, tons and tons and tons of them. And we are now engaged in conversations with some of Warren's companies to buy a very substantial number of these dolls which, you know, they’ll have Warren expressions in them. You shake the hand and say, “The more you learn the more you learned.” You shake it again, “The best investment you can make is an investment in yourself.” You shake it again it says, “Someone’s sitting in the shade today because long ago someone planted a tree,” et cetera.

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There are 19 of these expressions. I can tell you it was the hit of the of the shareholders meeting. Everybody wanted one. We sold them like crazy and we're now exploring where those are going to go in retail as well as doing private label packaging of them for some of Warren’s companies.

Okay. Thomas Edison’s Secret Lab. We have just done a large retail distribution deal for products there. We have science kits. We have all kinds of slimes and things of that nature that are fun that we’ll be coming out with that this year. So that is still coming to market.

As I said, at a minimum for any of these children's products from the time you produce the show or you’ve gotten the idea to produce the show, till the show is distributed and products are licensed and on shelf it's three to four years. But once you get one of these and they connect they’re very sticky and they continue on and on and on.

I always mention Tom and Jerry, but, you know, there are endless ones of these. Look at, you know, how long, you know, Power Rangers and Pokémon and Strawberry Shortcake, any of these that, you know, once they start off they get inside the collective consciousness of the culture and the brand equity is very powerful and will continue.

Mr. Ishfaque Faruk: All right. Okay. Andy, one last question from me. With respect to Rainbow Rangers and you briefly touched on it, how you're conversations going with like current content distributors? I know you have like very good relationships with like most of them, but like do you think you can bag a similar sized deal like you did with Llama Llama and Netflix?

Mr. Andy Heyward: We have with--are you talking about specifically with Rainbow Rangers?

Mr. Ishfaque Faruk: Yes sir.

Mr. Andy Heyward: Okay. Well we did. I said that. Maybe I wasn't clear. We did that with the Nickelodeon and they'll be on their preschool channel, Nick Jr. That's very, very difficult to get. Nick is the number one rated children's channel. And we went to see them. They were our first choice. Mattel is the largest toy company in the world. They were our first choice. We put together a team on this that is, you know, second to none. This is like murderer's row when you look at, you know, between the--they all came out of Disney Motion Pictures. They didn't even come out of Disney Television.

So we're very excited about what's going to happen with Rainbow Rangers. And being on Nickelodeon, along with having Mattel as the master toy license speaks volumes and predisposes the property to a much higher likelihood of success and of great success than one would otherwise have.

Mr. Ishfaque Faruk: All right. Thank you Andy.

Mr. Andy Heyward: Thank you.

Operator: Ladies and gentlemen we have reached the end of the question and answer session. At this time I'd like to turn the call back to Mr Andy Heyward for closing comments.

Mr. Andy Heyward: The only comment I have is thank you all for attending today and we appreciate it. And we'll look forward to doing these calls and sharing with you our revenue guidance every quarter now. Thank you all.

Operator: This concludes today's conference. You may disconnect your lines at this time and we thank you for your participation.

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